Exhibit 99.2

ASSIGNMENT AND ASSUMPTION AGREEMENT

This AGREEMENT is made this 19th day of June, 2009, by and among The Ditto Family Trust   ("Assignor" or the “Company”) and Sunny Isles Venture, LLC, a Florida Limited Liability company  ("Assignee" and with Assignor, the “Parties”).

W I T N E S S E T H:

WHEREAS, Assignor holds a debt instrument consisting of an invoice which represents a four hundred fifty four thousand nine hundred sixty seven ($454,967) obligation of Artfest International, Inc. (the “Debt”) arising on or before June 22, 2009; and

WHEREAS, the Assignor wishes to transfer its rights in the Debt to the Assignee;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.
Assignment of Debt. Subject to the terms and conditions set forth herein, Assignor hereby assigns and transfers to Assignee, and Assignee agrees to purchase and assume from Assignor, Debt, provided Artfest International, Inc. agrees to convert the debt at the higher of $0.001 or 10% of the lowest closing bid price for 10 trading days prior to conversion. As consideration for such Assignment, Assignee shall pay or require Artfest International, Inc to pay Assignor the amount of Four hTHundred fifty four thousand nine hundred sixty seven dollars dollars ($454,967).

2.	Assignee Bound. Assignee hereby accepts the foregoing assignment and transfer and promises to be bound by and upon all the covenants, agreements, terms and conditions set forth therein.

3.
Benefit and Assignments.  This Agreement shall be binding upon and inure to the      benefit of the parties hereto and their respective successors and assigns; provided that no party shall assign or transfer all or any portion of this Agreement without the prior written consent of the other party, and any such attempted assignment shall be null and void and of no force or effect.

4.
Assignor warrants and represents that he/she has good title to said Debt, full authority to sell and transfer same and that said Debt are being sold free and clear of all liens, encumbrances, liabilities and adverse claims, of every nature and description. Assignee further warrants that it shall fully defend, protect, indemnify and save harmless the Assignor and its lawful successors and assigns from any and all adverse claims, that may be made by any party against said Debt. Assignee warrants and represents that he/she has good title to said Debt, full authority to sell and transfer same and that said Debt is being sold free and clear of all liens, encumbrances, liabilities and adverse claims, of every nature and description. Assignor further warrants that it shall fully defend, protect, indemnify and save harmless the Assignee and its lawful successors and assigns from any and all adverse claim, that may be made by any party against said Debt.

5.
Waiver.  Any party hereto shall have the right to waive compliance by the other of any term, condition or covenant contained herein.  Such waiver shall not constitute a waiver of any subsequent failure to comply with the same or any different term, condition or covenant.

6.	Applicable Law. Florida, other than choice of law, shall govern the validity, construction, interpretation and effect of this Agreement.

7.
The Assignee and Assignor are both (1) an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities Act, (2) experienced in making investments of the kind contemplated by this Agreement, (3) capable, by reason of its business and financial experience, of evaluating the relative merits and risks of an investment in the securities, and (4) able to afford the loss of its investment in the securities.

8.	Headings. The paragraph headings of this Agreement are for convenience of reference only and do not form a part of the terms and conditions of this Agreement or give full notice thereof.

9.
Severability.  Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.
Entire Agreement.  This Agreement contains the entire understanding between the parties, no other representations, warranties or covenants having induced either party to execute this Agreement, and supersedes all prior or contemporaneous agreements with respect to the subject matter hereof.  This Agreement may not be amended or modified in any manner except by a written agreement duly executed by the party to be charged, and any attempted amendment or modification to the contrary shall be null and void and of no force or effect.

11.
Joint Drafting.  The parties agree that this Agreement hereto shall be deemed to have been drafted jointly by all parties hereto, and no construction shall be made other than with the presumption of such joint drafting.

12.
Counterparts.  This Agreement may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and which together shall constitute one and the same instrument.  In lieu of the original documents, a facsimile transmission or copy of the original documents shall be as effective and enforceable as the original.

IN WITNESS WHEREOF, each of the parties hereto has caused this Assignment and Assumption to be executed as of the day and year first above written.

Sunny Isles Venture, LLC	The Ditto Family Trust, Larry D. Ditto TTee

By: /s/ Ben Kaplan	By: /s/ Larry D. Ditto
Print Name: Ben Kaplan	Print Name: Larry D. Ditto

Artfest International, Inc hereby agrees and confirm the provisions of paragraph one as it pertains to Artfest International, Inc.

Artfest International, Inc.
By:           /s/ Edward Vakser
By:           Edward Vakser
Its: CEO